Exhibit 99.1

FOR IMMEDIATE RELEASE

ExactTarget Announces Executive Leadership Team Promotions

INDIANAPOLIS (Oct. 3, 2012) — Global interactive marketing provider ExactTarget (NYSE: ET) announced today the promotion of two members of its executive leadership team.

The promotions include:

•                  Scott McCorkle has been promoted to President, Technology and Strategy. McCorkle previously served as Chief Operating Officer and has led the company’s product and technology team since 2005.

•                  Andy Kofoid has been promoted to Chief Operating Officer. Kofoid previously served as Executive Vice President, Global Sales, a position he has held since joining the company in 2010.

“As one of the world’s largest publicly held software as a service companies, it’s important we continue to evolve and scale our teams to provide the leadership and focus to capitalize on this large and growing global market,” said Scott Dorsey, ExactTarget co-founder and chief executive officer. “Scott and Andy are proven leaders whose new roles will position us to further extend our leadership position as we bring our expanding suite of products to the global market.”

As President, Technology and Strategy, McCorkle leads the company’s product strategy and vision across its expanding product lines that currently include email, mobile, social media, data, platform and web products. McCorkle also leads ExactTarget’s client-driven product design and innovation efforts, working closely with clients worldwide to rapidly bring to market new cross-channel marketing innovations.

“Developing and delivering client-inspired innovations that transform how businesses interact with their customers have become a hallmark of ExactTarget,” said McCorkle. “I am honored to have the opportunity to work even closer with our clients to help inspire and deliver the next generation of digital marketing solutions.”

In his new role as Chief Operating Officer, Kofoid leads the newly combined sales and client services organization worldwide, responsible for all new business, existing business and professional services delivery.  Kofoid assumes the leadership of the company’s professional client services organization from Sameer Kazi, who is transitioning from his role of senior vice president, client services to senior vice president and general manger, ExactTarget EMEA.  In his new role, Kazi manages ExactTarget’s operations in the U.K. and Germany and will lead the company’s growth throughout the region.

“As we continue to grow our global operations and launch new innovations, we are aligning our organization to ensure we always provide clients with a world-class customer experience — from new business sales to servicing our existing clients,” said Kofoid. “I look forward to leading the team and working closely with clients as we begin this next chapter of our global growth.”

All promotions became effective immediately.

About ExactTarget

ExactTarget is a leading global provider of email marketing and cross-channel interactive marketing software-as-a-service solutions that empower organizations of all sizes to communicate with their customers through email, mobile, social media and websites. ExactTarget’s powerful suite of integrated applications enable marketers to plan, automate, deliver and optimize data-driven interactive marketing and real-time communications to drive customer engagement, increase sales and improve return on marketing investment. Headquartered in Indianapolis, Indiana with offices across North America and in Europe, South America and Australia, ExactTarget trades on the New York Stock Exchange under the ticker symbol “ET.” For more information, visit www.ExactTarget.com.

Media Contact:

Kari Browsberger (Finn Partners) 312.329.3980 or MediaRelations@ExactTarget.com